Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Laurie Stacy
Media Contact
t: 540-561-8452
e: laurie.stacy@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Elects Eugene I. Lee, Jr. to Its Board of Directors

ROANOKE, Va., November 20, 2015 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced that Eugene “Gene” I. Lee, Jr., who currently serves as President and Chief Executive Officer (CEO) and member of the Board of Directors for Darden Restaurants, Inc. (Darden), has been appointed to Advance’s Board of Directors. Mr. Lee’s appointment will be effective November 20, 2015.

“We are pleased to welcome Gene to our Board of Directors,” said John Brouillard, Executive Chairman of the Board for Advance Auto Parts. “His experience and leadership skills align well with Advance’s strategic business objectives as we work to serve our customers better than anyone else and become the best parts supplier in the automotive aftermarket. We look forward to his contributions to our board and our company.”

Mr. Lee has served in his current role with Darden, the owner and operator of Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House restaurants in North America, since February 2015. Prior to that, Mr. Lee served as Darden’s President and Interim CEO from October 2014 to February 2015, and President and Chief Operating Officer from September 2013 to October 2014. He served as President of Darden’s Specialty Restaurant Group from October 2007 to September 2013 following Darden’s acquisition of RARE Hospitality International, Inc., where he had served as President and a member of the Board of Directors since 2001.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, serves both the professional installer and do-it-yourself customers. As of October 10, 2015 Advance operated 5,240 stores and 118 Worldpac branches and served approximately 1,300 independently owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada. Advance employs approximately 75,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.